Exhibit n.

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Pre-Effective Amendment No. 2 to the Registration Statement under the Securities Act of 1933 on Form N-2 and Amendment No. 4 to the Registration Statement under the Securities Act of 1940 on Form N-2 of Millennium Investment & Acquisition Company Inc. of our report s dated March 25, 2014 , February 28, 2013 and February 28, 2012 on our audits of the statement of assets and liabilities of Millennium Investment & Acquisition Company Inc., including the portfolio of investments, as of December 31, 2013 , 2012 and 2011 and the related statements of operations, cash flows and changes in net assets for the year s then ended, and the financial highlights for each of the five years in the period ended December 31, 2013, which report s appear in the annual report on Form N-CSR of Millennium Investment & Acquisition Company Inc. for each of the years ended December 31, 2013, 2012 and 2011.

We also consent to the reference to our firm under the captions "Experts" and “Independent Registered Public Accounting Firm” in this Pre-Effective Amendment No. 2 to the Registration Statement under the Securities Act of 1933 on Form N-2 and Amendment No. 4 to the Registration Statement under the Securities Act of 1940 on Form N-2.

/s/ CohnReznick LLP

Jericho, New York
February 20, 2015